Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of the 1st day of November, 2010, by and between CARDINAL FINANCIAL CORPORATION (the “Company”), a Virginia corporation, and Bernard H. Clineburg (“Clineburg”).

W I T N E S S E T H:

WHEREAS, Cardinal Financial Corporation is a bank holding company; and

WHEREAS, Clineburg and the Company are parties to an Employment Agreement dated as of February 12, 2002 and subsequently amended, and now wish to replace that agreement with this Agreement.

WHEREAS, the Company and Clineburg are entering into this Agreement to recognize Clineburg’s extraordinary past services to the Company, to induce Clineburg to remain an executive of the Company, and to provide access to Clineburg’s services during a future management transition period.

NOW, THEREFORE, in consideration of the promises and obligations of the Company and Clineburg under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

SCOPE OF EMPLOYMENT

1.1.                              Title and Scope of Employment.  Clineburg is and shall continue to be employed as Chief Executive Officer of the Company.  Clineburg is also the Chairman of the Company’s Board of Directors and the Company agrees to support Clineburg’s continuation in that position and Clineburg agrees to accept appointment to that position for the term of this Agreement.

1.2.                              Duties and Responsibilities.  As Chief Executive Officer of the Company, Clineburg will be responsible for the supervision of all operations and the development of recommendations to the board of directors of the Company (“Company Board”) of plans and policies for the Company.  During the term of his employment, Clineburg is required to devote substantially all of his business time, attention and efforts, with undivided loyalty, to the business of the Company and its affiliates and shall use his best efforts to promote their interests.

1.3.                              Effective Date and Term.  The commencement date of this Agreement shall be as of the date of this Agreement.  The current term of Clineburg’s employment hereunder shall be until July 21, 2014.  Effective July 22, 2014, the term of Clineburg’s employment hereunder shall be one additional year and shall be automatically extended from day to day so that on any day the remaining term shall be one year.  Effective July 22, 2014, either party may provide notice of termination of the Agreement to be effective 12 months after the date of the notice, except as provided in Section 5.6(b).

1.4.                              Other Affairs.  Clineburg may engage in charitable and community affairs and manage his personal investments, and, subject to the approval of the Company Board, Clineburg may also serve as a member of the board of directors of other organizations; provided that such activities are not inconsistent with the purposes of the Company and do not unreasonably interfere with the performance of his duties or responsibilities as set forth in this Agreement.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1.                              Salary.  The Company agrees to pay Clineburg, for services rendered hereunder, salary at the annual rate of five hundred thousand dollars ($500,000.00).  Such salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under the provisions of law.  Clineburg’s salary may not be adjusted downward at any time during the term of the Agreement without his express consent.  Clineburg’s salary may be adjusted upward annually at the discretion of the Company Board, based upon its assessment of Clineburg’s performance and the Company’s financial circumstances.

In addition to his salary, Clineburg will be eligible to receive bonuses at the discretion of the Company Board, in cash or in stock, or both, and Director’s fees and any retainers for service on the Company Board.  It is the Company’s intention that bonuses will be based on attainment of performance objectives established in the discretion of the Company Board, or may be subjective, depending upon the financial circumstances of the Company.

2.2.                              General Expenses.  Clineburg is expected from time to time to incur reasonable and necessary expenses for promoting the business of the Company, including expenses for travel, entertainment, and other activities associated with Clineburg’s duties.  Reasonable and necessary expenses incurred by Clineburg in connection with the performance of his duties hereunder will be reimbursed in the amount of such expenses.

2.3.                              Benefits.  Except as otherwise provided in this Agreement, Clineburg will be entitled to participate in any and all employee benefit plans, medical insurance plans, retirement plans, bonus incentive plans, and other fringe benefit programs or benefit plans from time to time in effect for senior executive and managerial employees of the Company.  Such participation shall be subject to the terms of the applicable plan documents and generally applied policies of the Company.  This includes eligibility to participate in the Company’s qualified retirement plans as permitted by the terms of such plans.  Specific benefits that Clineburg is eligible to receive include:

(i)                                     Medical Insurance.  So long as the Company provides health and dental insurance, Clineburg (and his eligible family members) shall have the opportunity to participate in the same manner and on the same terms as other officers and employees of the Company.

(ii)                                  Long-term disability.  The Company shall pay Clineburg’s full premiums for long-term disability insurance coverage, providing a disability benefit of up to 67% of Clineburg’s salary.

(iii)                               Annual physical examination.  The Company agrees to provide, at no cost to Clineburg, one annual physical examination through a doctor of Clineburg’s choice.

(iv)                              Life insurance.  The Company shall pay Clineburg’s premiums, for his purchase of a term life insurance policy providing a death benefit of $500,000 to the beneficiary of Clineburg’s choice, through a carrier selected by the Company.

(v)                                 Automobile.  The Company shall provide Clineburg with an automobile and expenses consistent with existing Company policies at the commencement date of this Agreement.

(vi)                              Vacation.  Clineburg shall be entitled to receive five weeks of vacation leave each calendar year.  Clineburg shall be entitled to cumulate and carry over any unused vacation days from year to year.  Clineburg shall be entitled to the same personal and sick leave as the Company Board may from time to time designate for all full-time employees of the Company.

(vii)                           Club Dues.  The Company shall pay dues for clubs for Clineburg consistent with existing Company policies at the commencement date of this Agreement.

(viii)                        Supplemental Executive Retirement Plan.  As of the Effective Date, Clineburg shall become 100% vested in all present and future benefits under his Supplemental Executive Retirement Plan.

(ix)                                Executive Deferral Plan.  As of the Effective Date, Clineburg shall become 100% vested in all current matching contributions and shall be immediately fully vested in all future matching contributions made by the Company to the Cardinal Financial Corporation Executive Deferred Income Plan or any successor plan.

ARTICLE 3

FUTURE TRANSITION PROVISIONS

3.1                                 Transition Services and Compensation.  The Company acknowledges that Clineburg may voluntarily resign as Chief Executive Officer of the Company during the term of this Agreement.  Upon his resignation as Chief Executive Officer (CEO), Clineburg agrees to continue to provide services to the Company as an employee for a period (the “Transition Period”) of at least one year.  At the end of the initial year of the

Transition Period, the Transition Period shall be automatically extended from day to day so that on any day the remaining term of the Transition Period shall be one year.  During the Transition Period, either party may provide notice of termination of the Transition Period to be effective 12 months after the date of the notice, except as provided in Section 5.6(b).  The transition services will include Clineburg’s cooperation with the Company in the transition of management of the Company following Clineburg’s resignation as CEO and such other special projects and activities as may be reasonably requested by the Company Board or the Chief Executive Officer and reasonably agreed to by Clineburg.  In addition, if elected as a member of the Company Board and as Chairman of the Company Board, Clineburg also agrees to serve as executive Chairman of the Company Board during the Transition Period.  Upon expiration of the Transition Period, Clineburg shall cease to perform services for the Company as an employee, but may continue (if duly elected or appointed) to serve as a member of the Company Board.

In exchange for Clineburg providing the services during the Transition Period and in lieu of any payments under Article 2, the Company agrees to take the following actions during the Transition Period:

(i)                                     During the first 12 months of the Transition Period, the Company will pay Clineburg an annual salary at least equal to fifty percent (50%) of his annual salary as in effect at the time of his resignation as CEO.  For the first annual extension of the Transition Period (if any), the Company will pay Clineburg an annual salary equal to at least forty-five percent (45%) of his salary as in effect at the time of his resignation as CEO.  For any additional extensions of the Transition Period, the Company will pay Clineburg an annual salary equal to at least thirty-five percent (35%) of his annual salary as in effect at the time of his resignation as CEO.  These payments will cease at the end of the Transition Period.  During the Transition Period, Clineburg will be eligible for incentive compensation at the discretion of the Company Board.  During the Transition Period, Clineburg will receive director’s fees, any retainers for service on the Company Board, and equity compensation grants equivalent to the grants made to nonemployee members of the Company Board.

(ii)                                  During the Transition Period, Clineburg will receive the benefits as provided in Section 2.3(i) – (vi) and an appropriate office and secretarial support.

(iii)                               Until 12 months after Clineburg ceases to be the Chairman of the Company Board, the Company will provide Clineburg with an appropriate office and secretarial support.   After the end of the Transition Period, if he continues to serve on the Company Board, Clineburg will be eligible to receive the compensation and equity compensation grants payable as a member of the Company Board.

3.2                                 Equity Grants in Transition Period.  All stock-based grants, including stock options and excluding any interests in the Cardinal Financial Corporation Executive Deferred Income Plan or any successor plan, held by Clineburg as of the date of his resignation as CEO will become fully vested as of the date of his resignation.

ARTICLE 4

EQUITY COMPENSATION

4.1.                              Equity Grants.  The Company Board may grant shares of the Company’s stock, options to purchase shares of the Company’s stock, or other equity grants to Clineburg while he is Chief Executive Officer as it deems appropriate.  The Company Board may further condition such grants on attainment of performance objectives established in the discretion of the Company Board.

ARTICLE 5

TERMINATION

5.1.                              Termination by the Company.

General.  The Company shall have the right to terminate this Agreement, with or without Cause, by at least a two-thirds vote of the Company’s Board, at any time during the term of this Agreement or during the Transition Period by giving written notice to Clineburg.  The termination shall become effective on the date specified in the notice, which termination date shall not be a date prior to the date thirty (30) days following the date of the notice of termination itself, except there shall be no thirty (30) day notice if the Company terminates Clineburg for Cause.

(i)                                     Cause Defined.  For purposes of this Article 5, while Clineburg is Chief Executive Officer, “Cause” shall mean Clineburg’s conviction of a felony which has had or will have a direct material adverse effect upon the business affairs, reputation, properties, operations or results of operations or financial condition of the Company.  During the Transition Period, “Cause” shall mean the foregoing plus any material breach by Clineburg of this Agreement which (if reasonably capable of remedy) is not remedied by Clineburg within thirty (30) days from the date the Company provides written notice to Clineburg of such breach.

5.2.                              Termination by Operation of Law.

(i)                                     If a notice served pursuant to the Federal Deposit Insurance Act or the Virginia Banking Act suspends or temporarily prohibits Clineburg from participating in the conduct of the Company’s affairs, the Company’s prospective obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company may in its discretion (i) pay Clineburg all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  The vested rights of the parties shall not be affected.

(ii)                                  If an order issued under the Federal Deposit Insurance Act or the Virginia Banking Act removes or permanently prohibits Clineburg from participating in the conduct of the Company’s affairs, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(iii)                               If a final order of a court of competent jurisdiction removes or permanently prohibits Clineburg from participating in the conduct of the Company’s affairs, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

5.3.                              Termination by Death or Disability.

(a)                                  General.  In the event of Clineburg’s death during the term of this Agreement or during the Transition Period, all obligations of the parties hereunder shall terminate immediately, except as set forth in 5.5(a).

(b)                                 Disability.  If Clineburg is unable to perform his duties hereunder, with or without any reasonable accommodation (if such accommodation is legally required), due to mental, physical or other disability (as defined in the Company’s then-current disability policy or policies for Clineburg) for a period of ninety (90) consecutive days in any 180-day period, as determined in good faith by the Company Board, this Agreement may be terminated by the Company, at its option, by written notice to Clineburg, effective on the termination date specified in such notice, provided that such termination date shall not be a date prior to the date of the notice of termination itself.  In the event of termination because of disability, Mr. Clineburg shall be entitled to collect all compensation earned prior to termination and have all reasonable expenses reimbursed paid within 30 days of the date of termination, and shall be entitled to any disability or other benefits as his policy or policies shall permit.

5.4.                              Termination by Clineburg.  Clineburg may terminate this Agreement at any time, with or without Good Reason, by giving written notice to the Company.  Any such termination shall become effective on the date specified in such notice, provided that the Company may elect to have such termination become effective on a date after, but not more than thirty (30) days after, the date of the notice.

(i)                                 Good Reason Defined.  For purposes of this Article 5, Good Reason means (A) Clineburg is not elected to the Company Board or is not elected as Chairman of the Company Board in an election in which he is standing for election, or (B) any action or inaction that constitutes a material breach by the Company of this Agreement, provided that Clineburg must provide notice to the Company of the existence of the action or inaction that constitutes a material breach within 90 days of the initial existence of the condition, and the Company shall have a period of 30 days during which it may remedy the breach.  If the Company appropriately remedies the breach within the 30-day period, the action or inaction shall not constitute Good Reason.

5.5.                              Effect of Expiration or Termination.

(a)                                  General.  In the event (i) this Agreement expires due to notice under Section 1.3 or upon expiration of the Transition Period, or (ii) Clineburg is terminated for Cause or dies, then both parties’ obligations hereunder shall immediately cease (including any right to compensation and benefits under Articles 2 and 3), except that:  (i) Clineburg or his estate or personal representative shall be entitled to receive the current Salary owed him through the effective date of such expiration or termination; and (ii) the Company will pay, or reimburse, Clineburg’s reasonable and necessary business expenses incurred prior to the date this Agreement expires or terminates.

(b)                                 Treatment of Performance Bonus.  Notwithstanding the above, Clineburg shall receive any performance bonus he has earned for the period at issue.

(c)                                  Severance Payment.  In the event the Agreement is terminated without Cause by the Company for a reason other than Clineburg’s death, disability, or Change in Control or by Clineburg for Good Reason, in either case while Clineburg is Chief Executive Officer, the Company shall pay to Clineburg within 30 days of the date of termination, a lump sum payment equal to the amount of one year’s annual salary, plus the highest bonus paid in any of the five calendar years prior to the year in which he was terminated.  In the event the Agreement is terminated without Cause by the Company for a reason other than Clineburg’s death, disability or by Clineburg for Good Reason during the Transition Period, the Company shall pay to Clineburg within 30 days of the date of termination, a lump sum payment equal to the amount of salary Clineburg would otherwise have received in accordance with Section 3 for the remainder of the twelve-month Transition Period in which the termination occurs.  Notwithstanding the foregoing, to the extent required because Clineburg is a “specified employee” for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the date of his termination, such lump sum payment shall be made on the first day of the month following the six-month anniversary of Clineburg’s date of termination.  Interest shall accrue on the payment from his date of termination through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal.  The six-month delay described in this section shall only apply to the extent an exemption from Code section 409A for certain amounts payable solely on an involuntary separation from service is not available.

5.6.                              (a)                                  Change in Control.  In the event (i) a Change in Control occurs while Clineburg is Chief Executive Officer of the Company, and (ii) a Terminating Event occurs after such Change in Control, all obligations of the Company under this Agreement shall terminate as of the effective date of Clineburg’s termination, except that the Company shall pay to Clineburg an aggregate amount equal to 2.99 times Clineburg’s average compensation (including without limitation annual salary, bonuses, stock options, directors’ fees and retainers) over the most recent five calendar year period of Clineburg’s employment with the Company prior to the termination (“the Severance Payment”).  The Severance Payment shall be paid to Clineburg in a lump sum on the date that is six months after the effective date of Clineburg’s termination of employment, to the extent required because Clineburg is a “specified employee” for purposes of Code section 409A on the date of his termination.  Interest shall accrue on the payment from his date of termination through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal.  The Severance Payment under this provision is the exclusive benefit available to Clineburg as the result of termination without Cause by the Company for a reason other than Clineburg’s death or disability following a Change in Control that occurs while he is Chief Executive Officer, and is in lieu of, and not in addition to, any payment or compensation payable under any other provision of this Agreement.  For purposes of this Section 5.6, any reference to the Company includes any successor to the Company.

(b)                                 For purposes of this Agreement, a Change in Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 40% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Company’s directors other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Company Board, as long as the majority of the Company Board approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Company Board, or any successor’s board, within two years of the last of such transactions.  For purposes of this Agreement, a Change in Control occurs on the date on which an event described in (i) or (ii) occurs.  If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events.  Following a Change in Control, Clineburg may terminate this Agreement, with or without Good Reason, at any time by notice to the Company, which notice may be effective immediately.  A “Terminating Event” is defined as the earlier of the date, occurring within one (1) year following the Change in Control, that the Agreement is terminated without Cause by the Company or is terminated by Clineburg by notice to the Company.

(c)                                  Excise Tax, etc. Indemnity.

(i)                                     Any amount paid or payable to or for the benefit of Clineburg under this Agreement, or any payments or benefits which Clineburg receives or has the right to receive from the Company or any payments or benefits under any plan or agreement maintained by the Company may constitute “parachute payments” under Code section 280G.  In that event, the Company must indemnify Clineburg and hold him harmless against all claims, losses, damages, penalties, expenses and excise taxes under Code section 4999.  To effect this indemnification, the Company must pay Clineburg an additional amount that is sufficient to pay any excise tax imposed by Code section 4999 (whether payable under this Agreement or any other plan, agreement or arrangement), on the payments and benefits to which Clineburg is entitled without the additional amount, plus the excise, employment and income taxes on the additional amount.  Such additional amount shall be paid to Clineburg in the first calendar year following the effective date of Clineburg’s termination of employment; provided, however, that no such additional amount shall be paid to Clineburg during such year prior to the date that is six months after the date of Clineburg’s termination of employment; and provided further that if calculation of such additional amount or a portion of such additional amount is not administratively practicable due to events beyond Clineburg’s control, such additional amount (or such portion, as the case may be) shall be made during the first calendar year in which the payment is administratively practicable.

(ii)                                  In the event a dispute develops between the Company and Clineburg as to the manner of calculating the amount of the Severance Payment or the additional amount under Section 5.6(c)(i) payable to Clineburg, the Severance Payment or additional amount shall be calculated by the Company’s independent certified public accountants and, if desired, by Clineburg’s choice of accountant, selected by outside legal counsel, whose joint determination shall be binding on the parties hereto.  In the event the Company and Clineburg are still unable to agree, the parties’ representatives (financial) shall designate a third party, whose expense shall be borne equally by the parties, and whose determination shall be final and binding.

(iii)                               In the event of any review, challenge or proceeding, by or involving any state or federal government authority or agency respecting the payments under this Article 5, the Company shall be solely responsible for all attorney’s fees, costs, penalties, fines, taxes and interest assessed in connection with any proceeding, regardless of the ultimate finding or conclusion of the agency.

5.7.                              Cooperation.  Following any termination, Clineburg shall fully cooperate with the Company in all matters related to the handing over and transitioning of his pending work to other employees of the Company as may be designated by the Company Board.

5.8.                              Stock Options.  In the event of termination, for any reason except by the Company for Cause, all Clineburg’s equity-based compensation, including stock options, shall immediately vest.  Clineburg shall be entitled, for a 90-day period after the date of termination, to exercise the incentive stock options granted to him to purchase shares of the Company’s common stock.  With respect to all non-qualified options, Mr. Clineburg shall have the maximum time allowed under the Plan in which to exercise such options.

Notwithstanding the foregoing, this Section 5.8 shall be deemed without any force or effect if and to the extent the Company should determine that its application would result in an impermissible “extension” of some or all of Clineburg’s stock options within the meaning of Code section 409A and applicable Treasury Regulations thereunder.

ARTICLE 6

CONFIDENTIALITY, NON-DISCLOSURE AND COVENANT NOT TO COMPETE

6.1.                              Confidentiality/Nondisclosure.  Clineburg covenants and agrees that any and all confidential information concerning the customers, businesses and services of the Company of which he has knowledge or access as a result of his association with the Company in any capacity, shall not, without the proper written consent of the Company, be directly or indirectly used, disseminated, disclosed or published by Clineburg to third parties other than in connection with the usual conduct of the business of the Company.  The term “confidential information” shall expressly include, but shall not be limited to, information concerning the Company’s trade secrets, business operations, business records, customer lists or other customer information, financial information, business plans and opportunities (such as lending relationships, financial product developments or possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Company.  “Confidential information” does not include any information that has become lawfully part of the public domain.

6.2.                              Covenant Not to Compete.  During the term of this Agreement and throughout any further period that he is an officer or employee of the Company, and for a period of one year from and after the date that Clineburg is no longer employed by the Company, or for a period of one year from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Clineburg, whichever is later, Clineburg covenants and agrees that he will not, directly or indirectly, either as a principal or employee: (i) engage in a Competitive Business anywhere within a ten (10) mile radius of any office operated by the Company on the date Clineburg’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Company to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Company or its affiliates.  As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Company on the date that the Clineburg’s employment terminates.  Merchant banking is explicitly excluded from the definition of “Competitive Business.”

6.3.                              Injunctive, Relief, Damages. Etc.  Clineburg agrees that given the nature of the positions held by Clineburg with the Company, that each and every one of the covenants and restrictions set forth in this Article 6 are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Company in developing, maintaining and expanding its business.  Accordingly, the parties hereto agree that in the event of any breach by Clineburg of any of the provisions of Article 6 that monetary damages alone will not adequately compensate the Company for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief.

ARTICLE 7

MISCELLANEOUS

7.1.                              Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

7.2.                              Assignment.  Except as provided below, neither the rights nor obligations under this Agreement may be assigned by either party, in whole or in part, by operation of law or otherwise, except that it shall be binding upon and inure to the benefit of any successor of the Company and its subsidiaries and affiliates, whether by merger, reorganization or otherwise, or any purchaser of all or substantially all of the assets of the Company.

7.3.                              Notices.  Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below.  All notices shall be sent to the Company at its primary office location and to Clineburg at his address on the Company’s records.  Either party may, by notice to the other party, given in the manner provided for herein, change their address for receiving such notices.

7.4.                              Governing Law.  This Agreement shall be executed, construed and performed in accordance with the laws of the Commonwealth of Virginia without reference to conflict of laws principles.  The parties agree that the venue for any dispute hereunder will be the Circuit Court of Fairfax, Virginia and the parties hereby agree to the exclusive jurisdiction thereof.

7.5.                              Entire Agreement.

(i)                                     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, including the Employment Agreement dated February 12, 2002 as amended, among the parties hereto with respect to the subject matter hereof.

(ii)                                  This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

7.7.                              Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

7.8.                              Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9                                 Code Section 409A Compliance.  This Agreement is intended by the parties to comply with Code section 409A(a)(2) through (4) and all applicable Treasury Regulations and other generally applicable guidance thereunder.  The Company reserves the right to unilaterally amend the Agreement at any time if it determines in its discretion that such amendment would be necessary to prevent Clineburg from recognizing additional income tax in connection with any payment under the Agreement under Code section 409A(a)(1)(B).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
CARDINAL FINANCIAL CORPORATION

By:	/s/ George P. Shafran
George P. Shafran, Chairman, Compensation Committee

BERNARD H. CLINEBURG:

By:	/s/ Bernard H. Clineburg